Exhibit 99.1

Media Contacts:
Michael A. Disser	Gretchen E. Muller
Vice President, Marketing	The Reynolds Communications Group
NES Rentals Holdings, Inc.	(847) 675-8100, ext. 110
(773) 695-2715	gmuller@reynoldsgroup.com
mdisser@nesrentals.com

NES RENTALS REPORTS THIRD QUARTER FINANCIAL RESULTS

Rental revenues improve five percent; rental rates increase nine percent

CHICAGO, November 16, 2004 — NES Rentals Holdings, Inc. (Pinksheets: NLEQ), the Midwest’s largest heavy equipment rental and traffic safety company, today announced its financial results for the third quarter ending September 30, 2004.

Total consolidated revenues for NES — including its general rental and traffic safety divisions — were $159 million during this period, an increase of four percent over revenues of $153 million recorded during the third quarter of 2003.

A steady improvement in private, non-residential construction activity in the company’s markets helped drive greater revenues from equipment rentals and related services.  Rental revenue for the quarter increased five percent to $139 million from $132 million during the third quarter of 2003.  Importantly, rental rates on the company’s largest classes of fleet increased nine percent year-over-year.  Physical utilization of that fleet — which was strategically reduced by five percent during the past nine months —

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increased two percent over the third quarter of 2003.

Total NES consolidated revenues for the nine-month period were $427 million, down one percent from the same period a year ago.

Traffic Safety Revenues Increase 18 Percent

Adding to the company’s year-to-date performance were strong revenues in its Traffic Safety segment.  NES Traffic Safety rents traffic control equipment and provides related services to manage traffic flow during construction.  The unit accounts for approximately 20 percent of NES total revenues.  Third quarter 2004 revenues from Traffic Safety increased to $37 million from $30 million recorded during the same period last year.

This 18 percent increase is due to improving operations and a number of late-starting construction projects that continued into the third quarter.  Traffic Safety revenues for the first nine months of 2004 were $84 million, up nine percent over the same period in 2003.

Cash Flow Improves by $26 Million; $83 Million Invested in New Equipment

Cash flow from operations for the nine-month period ending September 30, 2004 increased to $47 million from $21 million during the same period in 2003.  The increase reflects the benefits of the company’s restructuring, new credit facility and its stronger operating results.

Rental fleet purchases for the company were $83 million for the nine months ending September 30, 2004 compared to $26 million for the same period in 2003.

NES Rentals president and CEO Andrew Studdert, who joined the company in June, said company operations continue to improve.

“We’re making continual progress and I’m pleased with the steps we took during this quarter.  We moved closer to our goal of operational excellence and world-class customer service,” Studdert said.

“We continued to improve efficiencies in fleet use.  We stepped up our strategic acquisition of new equipment while divesting ourselves of fleet that no longer meets our customers’ rental needs.  The restructuring we completed earlier in the year, coupled with the new credit facility, began to have a positive impact on cash flow.”

Interest Expense Declines; Result of New Credit Facility

A key milestone the company reached in its third quarter was a new credit facility announced in August.  At that time, NES completed its refinancing by entering into a new $300 million, five-year senior credit facility that provides NES with a $200 million term loan and $100 million revolving credit line.  NES also entered into a $275 million, six-year second-lien term loan.  The new financing plan replaced the exit credit facility NES put in place when it emerged from bankruptcy in February 2004.

As a result of the new credit facility and restructuring, year-to-date interest expense declined to $29 million from $51 million a year earlier.

About NES Rentals Holdings, Inc.

NES Rentals Holdings, Inc. is the fourth largest company in the $25 billion equipment rental industry.  The company focuses on renting specialty and general equipment to industrial and construction end-users.  It rents more than 750 types of machinery and equipment, and distributes new equipment for nationally recognized original equipment manufacturers.  NES also sells used equipment as well as complementary parts, supplies and merchandise, and provides repair and maintenance services to its customers.  In addition to the rental business, NES is the second largest supplier of traffic and safety services to the construction industry.  The company is a leading competitor in each geographic market it reaches, from its approximately 140 locations in 34 states and Canada.

For more information on NES, visit www.nesrentals.com.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute forward-looking statements that invoke known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements to be materially different from those projected in forward-looking statements made by, or on behalf of us.  Factors that could cause or contribute to such differences include risks detailed in the Annual Report on Form 10-K.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “projects,” “intends,” “prospects,” “priorities,” or the negative of such terms or similar terminology.

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